                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

[X]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant

     Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             INVESTORS TITLE COMPANY
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
                                 --------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee paid previously with preliminary materials.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:_________________________________________

     (2)  Aggregate number of securities to which transaction applies:__________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:______________________

     (5)  Total fee paid: ____________________________________


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:__________________________________________

     (2)  Form, Schedule or Registration Statement No.:____________________

     (3)  Filing Party:____________________________________________________

     (4)  Date Filed:______________________________________________________

                       [LOGO](R) Investors Title Company
          121 North Columbia Street, Chapel Hill, North Carolina 27514
                                 (919) 968-2200

--------------------------------------------------------------------------------

April 15, 2002


Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held in the Investors Title Building, 121 North Columbia Street, Chapel Hill, North Carolina on Wednesday, May 15, 2002, at 11:00 A.M.

      The Annual Meeting will begin with a review of the activities of the Company for the past year and a report on current operations during the first quarter of 2002, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

     The Board of Directors unanimously recommends that you vote "FOR" all of the proposals.

     I urge you to review the Proxy Statement, sign and date your proxy, and return it promptly in the enclosed postage-paid envelope.

     If you attend the meeting, you may, of course, choose to revoke your proxy and personally cast your vote.

                                                         Cordially,

                                                         /s/ J. Allen Fine

                                                         J. Allen Fine
                                                         Chief Executive Officer

                       [LOGO](R) Investors Title Company
          121 North Columbia Street, Chapel Hill, North Carolina 27514
                                 (919) 968-2200

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 2002

--------------------------------------------------------------------------------

     The Annual Meeting of the Shareholders of Investors Title Company will be held at 121 North Columbia Street, Chapel Hill, North Carolina, on Wednesday, May 15, 2002 at 11:00 A.M. E.D.T., for the following purposes:

     (1) To elect three directors for three-year terms or until their successors are elected and qualified.

     (2) To consider and act upon a proposal to amend the Articles of Incorporation to limit director liability.

     (3) To consider and act upon a proposal to amend the Articles of Incorporation to increase the Company's authorized capital stock.

     (4) To consider any other business that may properly come before the meeting.

     Shareholders of record of Common Stock of the Company at the close of business on March 25, 2002 are entitled to vote at the meeting and any adjournments thereof.


                                          By Order of the Board of Directors:


                                          /s/ L. Dawn Martin

                                          L. Dawn Martin
                                          Vice President and Assistant Secretary

--------------------------------------------------------------------------------

IMPORTANT - Your proxy is enclosed. Whether or not you expect to be present at the meeting, please sign and date the enclosed proxy and return it in the postage-paid envelope provided for that purpose. It will assist the Company in keeping down the expenses of the meeting if all shareholders return their signed proxies promptly. You may nevertheless vote in person if you do attend the meeting.

                                PROXY STATEMENT
--------------------------------------------------------------------------------

                         Annual Meeting of Shareholders
                           To Be Held on May 15, 2002
--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Investors Title Company of proxies to be voted at the Annual Shareholders' Meeting to be held at 121 North Columbia Street, Chapel Hill, North Carolina, on May 15, 2002 at 11:00 A.M. E.D.T., and at all adjournments thereof. Shareholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     Proxy Solicitation by the Board of Directors. The solicitation of proxies will be by mail and is made on behalf of the Board of Directors. The cost of solicitation of proxies will be borne by the Company. Copies of proxy material and of the Annual Report for 2001 will be provided to brokers, dealers, banks and voting trustees or their nominees for the purpose of soliciting proxies from the beneficial owners, and the Company will reimburse these record holders for their out-of-pocket expenses.

     Revocability of Proxy. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

     Voting Securities. On March 25, 2002, the Company had a total of 2,855,744 shares of Common Stock outstanding, its only class of issued and outstanding capital stock. Of these shares, 2,516,612 shares are entitled to one vote per share and 339,132 shares are held by a subsidiary of the Company and, by State law, are not entitled to vote. A majority of the shares entitled to vote at the meeting, represented at the meeting in person or by proxy, will constitute a quorum.

     Annual Report to Shareholders. An Annual Report of the Company for the calendar year 2001 including financial statements and auditors' opinion, along with this Proxy Statement and proxy card, are being first mailed to the Company's shareholders on or about April 15, 2002.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During the year ended December 31, 2001, the Board of Directors held four meetings. All incumbent directors and nominees, with the exception of Loren B. Harrell, Jr., attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served.

     The Corporation's Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.

     In 2001, the Compensation Committee was composed of James R. Morton, Lillard H. Mount and A. Scott Parker III. This Committee, which also serves as the Option Committee administering the Company's stock option plans, reviews salaries, bonuses and other compensation of all officers of the Corporation. The Compensation Committee met once in 2001.

     In 2001, the Nominating Committee was composed of W. Morris Fine, Loren B. Harrell, Jr., H. Joe King, Jr. and William J. Kennedy III. A slate of nominees for director to present to the shareholders is recommended by the Nominating Committee and determined by at least a majority vote of those directors whose terms do not expire during the year in which the election of directors will be made. The Committee will consider nominees recommended by the shareholders. Any shareholder wishing to make a recommendation regarding a nominee for election at the 2003 Annual Meeting should submit his or her recommendation to the Assistant Secretary, Investors Title Company, P.O. Drawer 2687, Chapel Hill, North Carolina 27515-2687, no later than December 17, 2002. The Nominating Committee met once in 2001.

     In 2001, the Audit Committee was composed of David L. Francis, Loren B. Harrell, Jr., William J. Kennedy III and H. Joe King, Jr. The Committee recommends to the Board of Directors the independent public accountants to be engaged by the Company, reviews the overall scope of the annual audit proposed by the independent public accountants, reviews internal audit procedures on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. The Audit Committee met twice in 2001.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of the four directors named below. Each member of the Audit Committee is an independent director as defined by Nasdaq's independent director and audit committee listing standards. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     In connection with the audit process for 2001, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

     The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:
William J. Kennedy III, Chairman             Loren B. Harrell, Jr.
David L. Francis                             H. Joe King, Jr.

March 21, 2002

                             DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive an annual retainer for Board services of $3,000 and an attendance fee of $1,000 for each meeting of the Board of Directors attended in addition to actual travel expenses related to the meetings. Directors do not receive fees for committee meetings attended unless the committee meeting is held on a day other than the regularly scheduled board meeting date. The fee for such a committee meeting is $250. Directors who are employees of the Company are paid no fees or other remuneration for service on the Board or on any Board committee. Each non-employee director of the Company was granted a Nonqualified Stock Option, exercisable for 500 shares at $14.75 per share on May 16, 2001. These options were immediately exercisable and will expire on May 16, 2011.

                             EXECUTIVE COMPENSATION

The Compensation Committee Report on Executive Compensation

     The fundamental philosophy of Investors Title Company's compensation program is to provide competitive compensation opportunities for all employees based on the individual's personal performance, experience and contribution to the growth of the Company. In addition, it is the Company's goal to provide compensation opportunities that are comparable to those offered by other businesses in the area, thus allowing the Company to attract and retain experienced corporate officers and key employees with outstanding ability and to motivate them to perform to their fullest extent. The Company's compensation package is competitive with the compensation benefits of other employers of comparable size in its area of operation.

     In evaluating the performance and establishing the incentive compensation of the Chief Executive Officer and other members of senior management, the Compensation Committee has reviewed management's success in maximizing its sales efforts by expanding operations in other market areas.

     In reviewing management performance and compensation, the Compensation Committee also has taken into account management's consistent commitment to the long-term success of the Company through new innovations and intra-Company restructuring.

     Based upon the evaluation of these factors, the Compensation Committee believes that the senior management of the Company continues to be dedicated to achieving long-term growth and that the compensation approved by the Compensation Committee has contributed to achieving this end.

     Compensation for each of the named executive officers, as well as other senior executives, consists of a base salary, a cash and/or stock bonus, incentive stock options and a contribution under a Simplified Employee Pension Plan. The Compensation Committee considers the total compensation of each of the named executive officers and other senior executives in establishing each element of compensation.

     Each year, the Chief Executive Officer makes salary recommendations. He then reviews with the Compensation Committee the proposed annual salaries, and the Committee recommends any modifications it deems appropriate based on industry standards, national surveys, individual contribution and performance. The Compensation Committee also fixes the base salary of the Chief Executive Officer based on the same criteria and the Committee's assessment of his past performance and expectations as to future leadership of the Company's business.

     Stock and cash bonuses awarded to the executive officers named in the Summary Compensation Table appearing below and other senior executives are based on their performance throughout the year.

     In determining the Chief Executive Officer's bonus award for 2001, the Compensation Committee considered, in addition to the factors discussed above pertaining to expanded markets and innovations, the performance of the Company's competitors, as well as more subjective criteria.

     Periodically, the Compensation Committee considers issuing stock options, which are designed to link the concerns of the executives with those of the shareholders. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee believes that past grants have successfully focused the Company's senior management on building profitability and shareholder value. The Chief Executive Officer is eligible to participate in the same executive compensation plans available to other senior executives.

     In establishing grants of stock options, the Chief Executive Officer reviews with the Compensation Committee the proposed option awards. Options may be granted to key employees, officers and directors of the Company.

Submitted by the Compensation Committee of the Board of Directors:
James R. Morton               Lillard H. Mount               A. Scott Parker III

February 11, 2002


Summary Compensation Table

     Shown below is information concerning the annual compensation for services in all capacities to the Company for the fiscal years ended December 31, 2001, 2000, and 1999, of those persons who were, at December 31, 2001 (i) the Chief Executive Officer and (ii) the senior executive officers, other than the CEO, who earned more than $100,000 in salary and bonus during 2001.

                                                             Long Term Compensation
                                                            ------------------------
                                                                     Awards
                                                            ------------------------
                                     Annual Compensation           Securities
   Name and                         ----------------------         Underlying             All Other
   Principal                         Salary         Bonus           Options/             Compensation
   Position             Year          ($)            ($)            SARs (#)                  ($)
-------------------------------------------------------------------------------------------------------
J. Allen Fine           2001        238,662       100,000            50,000                 14,601(1)
Chief Executive         2000        231,276        99,438              --                   17,653
Officer                 1999        224,510       124,438              --                   17,950


James A. Fine, Jr.      2001        188,375        35,000            50,000                 19,146(2)
President               2000        179,613        25,008              --                   21,834
                        1999        172,167        30,015              --                   20,954


W. Morris Fine          2001        188,375        35,000            50,000                 19,146(3)
Executive Vice          2000        178,813        25,008              --                   21,854
President               1999        171,917        32,015              --                   34,368
-------------------------------------------------------------------------------------------------------

(1) Total represents $13,600 Company contribution to Simplified Employee Pension Plan, along with $1,001 Company-paid life insurance premiums.

(2) Total represents $13,600 Company contribution to Simplified Employee Pension Plan, along with $1,349 Company-paid life insurance premiums, and $4,197 Company-paid health insurance premiums.

(3) Total represents $13,600 Company contribution to Simplified Employee Pension Plan, along with $1,349 Company-paid life insurance premiums, and $4,197 Company-paid health insurance premiums.

Stock Options

     There were no options granted to the named executive officers during the fiscal year ended December 31, 2001.

     None of the named executive officers in the Summary Compensation Table exercised options during the fiscal year ended December 31, 2001. The following table shows the number of shares covered by both exercisable and unexercisable stock options outstanding as of December 31, 2001. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                          Fiscal Year-End Option Values

                                                      Number of Securities         Value of Unexercised
                                                     Underlying Unexercised        In-the-Money Options
                       Shares          Value          Options at FY-End (#)           at FY-End ($)(1)
                    Acquired on       Realized
    Name            Exercise (#)        ($)         Exercisable/Unexercisable    Exercisable/Unexercisable
-------------       ------------      --------      -------------------------    -------------------------
J. Allen Fine            0              $0                   19,000 /                   $ 41,880 /
                                                             39,000                      108,020
James A. Fine, Jr.       0               0                   23,000 /                     55,200 /
                                                             37,000                       94,680
W. Morris Fine           0               0                   23,000 /                     55,200 /
                                                             37,000                       94,680

(1) The closing price of the Common Stock on December 31, 2001, the last day of 2001 on which the Company's Common Stock traded, was $15.44.


                                PERFORMANCE GRAPH

     The following graph compares the cumulative total return among the Company's Common Stock, a broad equity market index (the NASDAQ Market Index) and a peer group index for the last five years. The peer group index (selected on the basis of SIC Codes for publicly-traded title insurance companies) consists of Fidelity National Financial, Inc., First American Corporation, LandAmerica Financial Group, Inc., and Stewart Information Services Corporation.

                  COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
                            INVESTORS TITLE COMPANY,
                    PEER GROUP INDEX AND NASDAQ MARKET INDEX


                                     [GRAPH]


INVESTORS TITLE COMPANY           PEER GROUP INDEX          NASDAQ MARKET INDEX

                      ASSUMES $100 INVESTED ON JAN. 1, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001

                         EXECUTIVE EMPLOYMENT AGREEMENTS

     On February 9, 1984, Investors Title Insurance Company, a wholly owned subsidiary of the Company, entered into an employment agreement with J. Allen Fine, which provides, among other things, for a salary to be fixed by the Board of Directors, which shall not be less than $88,000 per annum. The agreement was for an initial term of five years, renewable annually thereafter until such time as Mr. Fine reaches age 70. The employment agreement provides that if the Company terminates his employment, with or without cause, for any reason other than death or disability, prior to Mr. Fine reaching age 70, he will be paid his monthly salary for a period of 60 months commencing on the first of the month following such termination. Investors Title Insurance Company also entered into employment agreements with James A. Fine, Jr. and W. Morris Fine dated December 21, 1995. These employment agreements, which are substantially identical, provide that the employee shall not compete with the Company in the State of North Carolina for a period of two years following voluntary termination of employment. The agreements also provide that termination following certain events, such as a change in control of the Company, a diminution of the employee's duties and responsibilities, an increase in travel or a requirement that the employee render services outside the Chapel Hill area, would not be deemed a voluntary termination.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of James R. Morton, Lillard H. Mount and A. Scott Parker III. None of these directors are officers or employees of the Company or any of its subsidiaries.


                  OWNERSHIP OF STOCK BY EXECUTIVE OFFICERS AND
                            CERTAIN BENEFICIAL OWNERS

     The following table indicates the persons known to the Company to be the owners of more than five percent (5%) of the Company's Common Stock as of March 25, 2002.

        Name and Address of                                            Amount and Nature             Percent
        Beneficial Owner                                            of Beneficial Ownership         of Class
        -----------------------------------------------------      -------------------------      -----------
        Markel Corporation                                               239,150(1)                   9.5%
        4521 Highwoods Parkway, Glen Allen, Virginia 23060

        J. Allen Fine                                                    271,558(2)                 10.70%
        112 Carolina Forest, Chapel Hill, North Carolina 27516

(1) Ownership as of December 31, 2001 as reported to the Company on a Schedule 13G dated February 7, 2002. According to the Schedule 13G, certain subsidiaries of Markel Corporation, as well as other investors advised by Markel Gayner Asset Management Corporation, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company's Common Stock. Each such holder, with the exception of Essex Insurance Company, a subsidiary of Markel, which beneficially owns 152,600 shares of the Company's Common Stock, holds an interest in less than 5% of the Company's outstanding Common Stock.

(2) This includes 22,000 shares of Common Stock that Mr. Fine has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002. Additionally, this includes 95,000 shares held by a limited partnership, of which Mr. Fine is a general partner, and 151,099 shares held by a limited liability company, of which Mr. Fine is the manager. Mr. Fine possesses sole voting and investment power with respect to the shares held by the limited liability company.

       The table below sets forth the shares of the Company's Common Stock beneficially owned by each director, nominee for director, the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.


        Name of                                       Amount and Nature                  Percent
        Beneficial Owner                           of Beneficial Ownership               of Class
        -------------------------------------     -------------------------             ----------
        J. Allen Fine                                   271,558(1)                         10.70%
        A. Scott Parker III                              79,791(2)                          3.16%
        W. Morris Fine                                   73,325(3)                          2.90%
        James A. Fine, Jr.                               71,623(4)                          2.81%
        David L. Francis                                 55,666(5)                          2.20%
        James R. Morton                                  21,065(5)                            *
        H. Joe King, Jr.                                 20,276(6)                            *
        William J. Kennedy III                            4,500(5)                            *
        Lillard H. Mount                                  3,380(7)                            *
        Loren B. Harrell, Jr.                             2,500(5)                            *
        All Executive Officers and
        Directors as a Group (10 persons)               603,684(8)                         23.23%


       *Represents less than 1%

(1) This includes 22,000 shares of Common Stock that Mr. Fine has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002. Additionally, this includes 95,000 shares held by a limited partnership, of which Mr. Fine is a general partner, and 151,099 shares held by a limited liability company, of which Mr. Fine is the manager. Mr. Fine possesses sole voting and investment power with respect to the shares held by the limited liability company.

(2) This total includes 2,000 shares of Common Stock that Mr. Parker has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002. Additionally, this total includes shares beneficially owned as follows: 100 shares as custodian for
    A. Scott Parker IV, son; and 3,276 shares held by wife, Millicent M. Parker.

(3) This total includes 26,000 shares of Common Stock that Mr. Fine has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002. Additionally, this total includes shares beneficially owned as follows: 3,577 shares as Custodian for Louisa M. Fine, daughter; 5 shares as Custodian for A. Lundy Fine, daughter; and 470 shares held by wife, Nancy J. Fine.

(4) This total includes 26,000 shares of Common Stock that Mr. Fine has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002. Additionally, this total includes shares beneficially owned as follows: 1,415 shares as Custodian for
    S. Benton Fine, son; and 546 shares held by wife, Leslie A. Fine.

(5) This total includes 2,500 shares of Common Stock available for purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002.

(6) This total includes 2,500 shares of Common Stock that Mr. King has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002. Additionally, this total includes shares beneficially owned as follows: 700 shares held by wife, Patsy T. King.

(7) This total includes 1,500 shares of Common Stock that Mr. Mount has the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002. Additionally, this total includes shares beneficially owned as follows: 500 shares held by wife, Bonnie Mount.


(8) This total includes 82,500 shares of Common Stock that all officers and directors, as a group, have the right to purchase under stock options that are presently exercisable or are exercisable within 60 days of March 25, 2002.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based on a review of the reports of changes in beneficial ownership of Company Common Stock and written representations furnished to the Company, the Company believes that its officers, directors and holders of at least 10% of its Common Stock filed on a timely basis the reports required to be filed under
Section 16(a) of the Securities Exchange Act of 1934 during the year ended December 31, 2001, except that A. Scott Parker III, a Director of the Company, filed two late Form 4's.

                                     ITEM 1
                              ELECTION OF DIRECTORS

    The Company's Board of Directors is composed of 10 members divided into three classes with staggered terms of three years for each class.

    W. Morris Fine, Loren B. Harrell, Jr., H. Joe King, Jr. and William J. Kennedy III are nominated for re-election to serve for a three-year period or until their respective successors have been elected and qualified. The nominees will be elected if they receive a plurality of the votes cast for their election. Broker nonvotes will not affect the election results if a quorum is present. If any of the nominees should withdraw or otherwise become unavailable for reasons not presently known, shares represented by proxies may be voted for other persons in their place in accordance with the best judgment of the persons named in the Proxy.

  THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS.

  Information regarding the three nominees for election as directors and directors continuing in office is set forth below:

                                                                  Served as             Term
                                                                   Director              to
   Name                                        Age                  Since              Expire
   ----------------------                      ---                  -----              ------
   Board Nominees:
   W. Morris Fine                              35                    1999               2005
   Loren B. Harrell, Jr.                       53                    1996               2005
   H. Joe King, Jr.                            69                    1983               2005
   William J. Kennedy III                      79                    1987               2005

                                                       Served as         Term
                                                       Director           to
   Name                                    Age           Since          Expire
   --------------------------------       -----       -----------      --------

   Directors Continuing in Office:
   James A. Fine, Jr.                       40           1997            2003
   James R. Morton                          64           1985            2003
   Lillard H. Mount                         88           1977            2003
   J. Allen Fine                            67           1973            2004
   David L. Francis                         69           1982            2004
   A. Scott Parker III                      58           1998            2004

Biographical Information

Additional information regarding nominees for election as directors and directors continuing in office is set forth below.

Board Nominees:

W. Morris Fine is Executive Vice President and Secretary of Investors Title Company, President and Chief Operating Officer of Investors Title Insurance Company and Northeast Investors Title Insurance Company, President of Investors Title Management Services and Vice President of Investors Title Exchange Corporation. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of James A. Fine, Jr., President and Treasurer of the Company.

Loren B. Harrell, Jr. organized SoftPro Corporation in 1984 and has been President of that Company since its inception. SoftPro specializes in the research and development of software utilized by law firms, title companies, title insurance agents and lending institutions.

H. Joe King, Jr. retired as President and Chairman of the Board of Home Federal Savings & Loan Association in Charlotte, North Carolina and its parent company, HFNC Financial Corporation in 1998, where he had been employed since 1962.

William J. Kennedy III retired as President and Chief Executive Officer of North Carolina Mutual Life Insurance Company in 1990, where he had been employed since 1950.

Directors Continuing in Office:

James A. Fine, Jr. is President and Treasurer of Investors Title Company, Executive Vice President, Chief Financial Officer and Treasurer of Investors Title Insurance Company, Executive Vice President and Chief Financial Officer of Northeast Investors Title Insurance Company, Executive Vice President of Investors Title Management Services and President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation. Additionally, Mr. Fine serves as Chairman of the Board of Investors Title Accommodation Corporation. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of W. Morris Fine, Executive Vice President and Secretary of the Company.

James R. Morton was President of J. R. Morton Associates from 1968 until he retired in 1988. He is currently President of TransCarolina Corporation.

Lillard H. Mount was General Counsel to Investors Title Company and its subsidiaries from their incorporation until his retirement in 1998.

J. Allen Fine was the principal organizer of Investors Title Insurance Company and has been Chairman of the Board of that Company, Investors Title Company, and Northeast Investors Title Insurance Company since their incorporation. Mr. Fine served as President of Investors Title Insurance Company until February 1997, when he was named Chief Executive Officer. Additionally, Mr. Fine serves as Chief Executive Officer of the Company and Northeast Investors Title Insurance Company, and Chairman of the Board of Investors Title Exchange Corporation. Mr. Fine is the father of James A. Fine, Jr., President and Treasurer of the Company, and W. Morris Fine, Executive Vice President and Secretary of the Company.

David L. Francis retired in 1997 as the President of Marsh Mortgage Company, a mortgage banking firm and Marsh Associates, Inc., a property management company where he had been employed since 1963. He serves on the Board of Directors of First Landmark, a Charlotte real estate and property management firm, and is General Partner of the Francis Family Limited Partnership.

A. Scott Parker III founded Today's Home, Inc. in 1975 and has been President of that company since its incorporation. Today's Home, Inc. manufactures lamps and wall decor for the lodging, hospitality and healthcare industries. He is also managing member of Parker-Jones-Kemp LLC, a developer of furniture showroom properties to the trade.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Shareholder proposals to be presented at the 2003 Annual Meeting of Shareholders must be received by the Company on or before December 17, 2002 to be considered for inclusion in the Company's proxy materials relating to that meeting. If a shareholder notifies the Company after March 1, 2003 of an intent to present a proposal at the Company's 2003 Annual Meeting of Shareholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                                     ITEM 2
                 PROPOSAL - APPROVAL OF AMENDMENT TO ARTICLES OF
                    INCORPORATION TO LIMIT DIRECTOR LIABILITY

     The Board of Directors proposes that the shareholders approve an amendment to the Company's Articles of Incorporation, as amended, to limit the liability of the Company's directors for certain acts as allowed by Section 55-2-02(b)(3) of the North Carolina General Statutes. The proposed amendment adds the following provision as new Article XV to the Company's Articles of
Incorporation:

     To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of his or her duty as a director. No amendment or repeal of this article, nor the addition of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or addition.

     The North Carolina Business Corporation Act was amended in 1987 to permit a North Carolina corporation to include a provision in its articles of incorporation for the purpose of limiting or eliminating the personal liability of each director of the corporation for monetary damages arising from a claim by the corporation or a shareholder of the corporation for breach of the director's duty as a director. Under North Carolina law, however, no such provision may limit or eliminate directors' liability for monetary damages for

     . acts or omissions not made in good faith that the director knew or believed were in conflict with the best interests of the corporation,

     . certain actions with respect to illegal dividends, stock repurchases, or distributions during liquidation,

     . any transaction in which the director derives an improper personal benefit, or

     . acts or omissions occurring before the date the provision is included in the corporation's articles of incorporation.

     The 1987 amendment to the North Carolina Business Corporation Act was enacted to alleviate concerns regarding the liability of corporate directors, including the difficulty some corporations were experiencing in attracting and retaining the most qualified individuals to serve as directors and the increasingly expensive insurance rates for directors' liability insurance. Upon the enactment of the amendment in 1987, provisions limiting the liability of directors were widely incorporated into the articles of incorporation of North Carolina corporations.

     The duties of a director referred to in the proposed amendment mean the obligations of a director to discharge his or her duties in good faith and with the diligence and care that an ordinarily prudent person would exercise under similar circumstances. Without the amendment to the Company's Articles of Incorporation, a breach of the duty of care by a director, such as by failing to exercise sufficient care in reaching decisions and otherwise attending to his or her responsibilities as a director, may give rise to liability for monetary damages to the Company or its shareholders. The proposed amendment does not eliminate or place limitations on the directors' duty of care. Rather, it eliminates monetary damages that may be awarded for breach of that duty. Nonmonetary damages, such as injunctive relief, remain available to aggrieved corporations and shareholders.

     The Board of Directors strongly believes that the proposed amendment is in the best interests of the Company and its shareholders. The Board of Directors does not believe that the elimination of liability for monetary damages as provided by the proposed amendment would result in the directors of the Company acting with less concern for the Company or with a lower level of care. It is the opinion of the Board of Directors that the diligence exercised by the directors on behalf of the Company stems from the directors' desire to act in the best interests of the Company, and not from fear of litigation and monetary damage awards. Shareholders should note, however, that the adoption of the proposed amendment would limit remedies available to a shareholder dissatisfied with an act or omission of a director to the extent that the act or omission is protected by the new Article XV.

     The amendment is not being proposed in response to any resignation or threat of resignation of any director or nominee. The Company is not aware of any existing or proposed takeover proposal for the Company and the proposed amendment is not being submitted to the shareholders in anticipation of a takeover proposal. The Company further is not aware of any pending or threatened claims that could be covered by the new Article XV.

Vote Required and Board Recommendation

     The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at the meeting is required to approve the proposed amendment. If the shareholders do not approve the amendment, the Company's Articles of Incorporation, which do not limit or eliminate the liability of directors, will continue in effect. The Board of Directors recommends a vote "FOR" the proposal to approve the amendment to the Articles of Incorporation to limit director liability.

     In evaluating this recommendation, shareholders should recognize that the members of the Board of Directors may benefit personally from the adoption of the proposed amendment. Accordingly, the interests of the members of the Board of Directors may conflict with those of the shareholders.

                                     ITEM 3
                 PROPOSAL - APPROVAL OF AMENDMENT TO ARTICLES OF
               INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK

     The Board of Directors proposes that the shareholders approve an amendment to the Company's Articles of Incorporation, as amended, to increase the number of authorized shares of capital stock to 11,000,000 shares, comprised of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. The amendment would replace Article IV of the Company's Articles of Incorporation with the following:

         The number of shares the corporation is authorized to issue is 11,000,000, consisting of (i) 10,000,000 shares of Common Stock and (ii) 1,000,000 shares of Preferred Stock.

         Each outstanding share of Common Stock shall be entitled to one vote with respect to all matters upon which such Stock is entitled to vote. The Board of Directors shall determine the preferences, limitations and relative rights of the Preferred Stock and any series thereof. Each share of Preferred Stock shall be entitled to vote to the extent provided by the Board of Directors in the resolution establishing the preferences, limitations and relative rights of the Preferred Stock.

     The amendment has the effect of both increasing the number of authorized shares of Common Stock from 6,000,000 shares to 10,000,000 shares and authorizing the issuance of preferred stock.

Common Stock

     On March 25, 2002, the Company had 2,855,744 shares of Common Stock outstanding. On that date, an additional 566,991 shares of Common Stock were reserved for issuance pursuant to the Company's stock option and restricted stock plans.

     The additional authorized shares of Common Stock would be available for future issuance by the Company and would give the Company flexibility in its corporate planning and in responding to future business developments, including possible financings and acquisition transactions, stock splits or dividends, issuances under the Company's stock-based plans and other general corporate purposes. Except for shares needed for stock-based benefit plans, the Company has no present plans to issue additional shares of Common Stock. The Board believes that the availability of the shares will allow the Company to act promptly, and without the delay and expense involved in convening special shareholder meetings to authorize additional shares, in the event opportunities requiring the issuance of additional shares of Common Stock arise.

     The Board of Directors may issue authorized shares of Common Stock from time to time without further shareholder approval, except in situations where shareholder approval is required by state law or the rules of the Nasdaq National Market. The additional shares of Common Stock, if authorized, would have the same rights and privileges as the shares of Common Stock presently outstanding. Shareholders of the Company have no preemptive right to acquire additional shares of Common Stock.

     While the Board of Directors believes it advisable to increase the number of authorized shares of Common Stock for the reasons stated above, the Board realizes that the increase in the number of authorized shares could be used for anti-takeover purposes as the Company could issue additional shares to make more difficult or discourage an attempt to acquire control of the Company. The Company is not aware of any effort to accumulate its securities or obtain control by means of a tender offer, proxy contest or otherwise.

Preferred Stock

     The proposed amendment would authorize the Company to issue from time to time, as determined by the Board of Directors, up to 1,000,000 shares of preferred stock, without par value. If the proposed amendment is approved, the Board of Directors would be empowered, without requiring further action or authorization by the Company's shareholders except as provided in a specific case by applicable law or rules of the Nasdaq National Market, to authorize the issuance of shares of preferred stock from time to time in one or more series or classes, and to fix by resolution the designations, preferences, limitations and relative rights of each such series or class.

Each series or class of preferred stock could, as determined by the Board of Directors at the time of issuance, rank senior to the Company's shares of Common Stock with respect to dividends and liquidation rights. No preferred stock is presently authorized by the Company's Articles of Incorporation.

     The proposed amendment would provide the Company with authorized and unissued shares of preferred stock that the Company may use for any proper corporate purpose. Such purposes might include, without limitation, issuance as part or all of the consideration paid by the Company in the acquisition of other businesses or properties, or issuance in public or private sales to obtain additional capital for use in the Company's business and operations. The authorization of preferred stock would enable the Company to act promptly and without additional expense if appropriate circumstances arise that require the issuance of preferred stock. There are no transactions presently under review by the Board of Directors that contemplate the issuance of shares of preferred stock. The Board of Directors is considering, however, implementing a shareholder rights plan, pursuant to which holders of shares of Common Stock would receive rights to acquire a series or class of preferred stock.

     The precise effects of the authorization of shares of preferred stock upon the rights of the holders of the Company's Common Stock cannot be determined until the Board of Directors establishes the respective preferences, limitations and relative rights of the holders of each class or series of preferred stock. However, such effects might include:

     . reducing the amount otherwise available for payment of dividends on Common Stock, to the extent dividends are payable on any issued shares of preferred stock;

     . restricting dividends on Common Stock;

     . diluting the voting power of the Common Stock, to the extent that the shares of preferred stock have voting rights;

     . diluting the Common Stock through conversion of shares of preferred stock into shares of Common Stock at prices determined by the Board of Directors, which could include conversion at prices below the fair market value or original issue price of shares of Common Stock; and

     . precluding the holders of shares of Common Stock from sharing in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of shares of preferred stock.

     Although the Board of Directors would authorize the issuance of shares of preferred stock based on its judgment as to the best interests of the Company and its shareholders, the issuance of authorized shares of preferred stock could have the effect of diluting both the voting power and book value per share of outstanding Common Stock. In addition, the preferred stock could, in certain circumstances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if shares of preferred stock were issued in response to a takeover threat. Further, issuances of authorized shares of preferred stock can be implemented, and have been implemented by some companies, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly. Such an issuance could deter the types of transactions that may be proposed or could discourage or limit the shareholders' participation in certain types of transactions that might be proposed -- such as a tender offer, whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

     As noted above, the Board of Directors is considering adopting a shareholder rights plan that would involve the issuance of rights to acquire preferred stock to holders of Common Stock. Commonly known as "poison pills," these plans have a deterrent effect against unfriendly takeovers because they tend to make an acquisition of a company more expensive for an unfriendly acquirer. These plans generally are structured to permit the target company's shareholders, other than the unfriendly acquirer, to purchase additional shares of stock at a substantial discount. The plans thus generally force potential acquirers of a target company to negotiate the terms of any acquisition with the target company's Board of Directors, who have the power to redeem rights issued under the plan at a nominal price.

Vote Required and Board Recommendation

     The affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at the meeting is required to approve the proposed amendment. If the shareholders do not approve the amendment, the Company's Articles of Incorporation, which do not authorize the issuance of any preferred stock, will continue in effect and the number of authorized shares of Common Stock will not be increased. The Board of Directors recommends a vote "FOR" the proposal to approve the amendment to the Articles of Incorporation to increase authorized common stock.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP served as the independent auditors for the Company for 2001. The Company plans to solicit bids for the 2002 audit; therefore, the independent auditors have not been appointed. Representatives of Deloitte & Touche LLP are expected to attend the 2002 Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Audit Fees: The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $86,400.

     All Other Fees: The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described under "Audit Fees," for the fiscal year ended December 31, 2001 were $44,635. The Audit Committee does not consider these fees to be inconsistent with the independent auditors' independence.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     Management does not know of any other matters that may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

                               GENERAL INFORMATION

     A copy of the Company's 2001 Annual Report and Form 10-K filed with the Securities and Exchange Commission, excluding exhibits, can be obtained without charge by writing to the Assistant Secretary of the Company, 121 North Columbia Street, Chapel Hill, North Carolina 27514.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          /s/ L. Dawn Martin


                                          L. Dawn Martin
                                          Vice President and Assistant Secretary

April 15, 2002